Exhibit 99.2(a)(6)



                            MUNIENHANCED FUND, INC.

           Articles of Amendment to Articles Supplementary creating three series of Auction Market Preferred Stock/R/

     MUNIENHANCED FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: The Articles Supplementary, filed on July 10, 1989 creating 1,500 shares of Auction Market Preferred Stock of the Corporation, as amended by Articles of Amendment to Articles Supplementary, filed on March 1, 1994, and the Articles Supplementary, filed on December 1, 1994, creatting 4,500 shares of Auction Market Preferred Stock of the Corporation (collectively, the "Articles Supplementary"), are hereby amended by these Articles of Amendment as follows:

     In each instance in which "$.10" appears, delete "$.10" and substitute "$.025" therefor;

     In each instance in which "$10,000" appears, delete "$100,000 and substitute $25,000" therefor.

     SECOND: The foregoing amendment to the Articles Supplementary has been effected in the manner and by the vote required by the Corporation's Charter and the laws of Maryland Pursuant to Section 2-603 of the Code, the amendment of the Articles Supplementary as hereinabove set forth has been duly advised, approved and adopted by a majority of the entire Board of Directors of the Corporation, there being no stock entitled to be voted on the Charter amendment outstanding or subscribed for at the time of approval.

     THIRD: Except as amended hereby, the Charter shall remain in full force and effect.

     FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

     FIFTH: These Articles of Amendment shall be effective contemporaneously with the acceptance for recording or filing by the Maryland State Department of Assessments and Taxation of the Corporation's Articles Supplementary dated November 30, 1994.

     The Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.



_______________________________________________________________________________
/R/ Registered trademark of Merrill Lynch & Co., Inc.

     IN WITNESS WHEREOF, MUNIENHANCED FUND, INC. has caused these Articles to be signed in its name and on its behalf by its Senior Vice President, a duly authorized officer of the Corporation, and attested by its Secretary as of November 30, 1994.

                                     MUNIENHANCED FUND, INC.

                                     By  /s/ Vincent R. Giordano
                                       ----------------------------------------
                                         Name:  Vincent R. Giordano
                                         Title:  Senior Vice President
Attest:

  /s/ Mark B. Goldfus
------------------------------------
Name:  Mark B. Goldfus
Its:  Secretary





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